Exhibit 10.3

CHANGE-IN-CONTROL SEVERANCE PAY AGREEMENT

THIS AGREEMENT is made this 21st day of April, 1999, by and between ADVANCED TELECOMMUNICATIONS, INC., a Minnesota corporation (the “Company”) and DAVID A. KUNDE (the “Executive”).

RECITALS

A.                                   The Executive is the Vice-President - Network Operations and Technology Planning, of the Company as of the date of this Agreement.

B.                                     The Board of Directors of the Company desires to retain the Executive in the employ of the Company.

C.                                     The Board of Director believes that it is essential to preserve and maintain the stability and continuity of management of the Company by providing the Executive with economic and other security from the uncertainty of risks inherent in a potential sale or merger of the Company which might jeopardize the Executive’s employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, the Company and the Executive agree as follows:

1.                                       Eligibility for Severance Pay.  The Executive shall be eligible to receive severance pay, in the amounts and at the times described in paragraph 3, if:

(a)                                  the Executive’s employment with the Company and all of its subsidiaries (if any) is terminated within 24 months after there has been a “change in control,” as such term is hereinafter defined; and

(b)                                 the Executive’s termination of employment was not:

(i)                                     on account of the Executive’s death;

(ii)                                  on account of a physical or mental condition that entitles the Executive to benefits under any long-term disability plan maintained by the Company or any of its subsidiaries, as then in effect;

(iii)                               for conduct involving willful misconduct (such as commission by the Executive of a felony or a common law fraud against the Company) which is detrimental in a significant way to the business of the Company or any of its subsidiaries; or

(iv)          on account of the Executive’s voluntary resignation; provided, that a resignation shall not be considered to be voluntary for the purposes of this Agreement if it occurs under the circumstances described in paragraph 10(a), or if, subsequent to the change in control, there has been: (1) a reduction in the Executive’s base compensation; or (2) a change in the place in which the Executive is required to perform his or her duties, if the new place is more than 50 miles from the place Executive performed his services immediately prior to the “change in control.”

2.                                       Change in Control.  For the purposes of this Agreement, a “change in control” shall be deemed to have occurred if:

(a)                                  there occurs any sale or other disposition to a person unrelated to the Company or any of the holders of its securities of (i) representing, after sale or disposition, more than 50% of the outstanding voting securities of the Company as measured by voting power on an as if converted basis or (ii) more than 50% of the aggregate assets of the Company and its subsidiaries, in the single transaction or series of transactions; or

(b)                                 the Company or any combination of the Company and its subsidiaries aggregating more than fifty percent (50%) of the consolidated assets of the Company and its wholly-owned subsidiaries becomes a party to any merger or consolidation (excluding a merger or consolidation where the Company or one of such subsidiaries is the surviving corporation);

and in the case of either (a) or (b) above, Stolberg Partners, L.P. and Stolberg, Meehan and Scano II, L.P. liquidate more than 50% of their aggregate voting stock and voting stock equivalents of the Company as measured by the total votes represented thereby.

3.                                       Certain Change in Control and Severance Payments.  The Executive shall receive:

(a)                                  a lump sum cash payment, no later than 30 days after the date on which the Executive’s employment terminates, in an amount equal to two times the Executive’s average annual compensation (as defined below); and

(b)                                 continuation of coverage under the Company’s group medical, group life, and group long-term disability plans, if any, and under any individual policy or policies of life insurance maintained by the Company, with the same rate of employer contributions as for active employees, until the earlier to occur of:

(i)                                     the expiration of 24 months from the date on which the Executive’s employment terminates; or

(ii)                                  the date on which the Executive obtains comparable coverage provided by a new employer.

(c)                                  a lump sum cash payment, payable no later than 30 days after the date on which the Executive’s employment terminates, in an amount equal to the sum of:

(i)            the amount by which the fair market value of that number of shares of stock subject to any stock option which is forfeited or which otherwise becomes nonexercisable by the Executive by reason of the termination of his or her employment (determined as of the date of such termination) exceeds the option price for such shares; and

(ii)                                  such additional amounts (or the fair market value of such additional property) in excess of the amount determined pursuant to subparagraph (i) that would have been paid or distributed to the Executive upon the exercise of any such forfeited stock options, had such options been exercisable, and exercised, by the Executive as of the date his or her employment terminated.

It is understood and agreed that this payment under this paragraph 3(c) is to occur only to the extent the Executive is not entitled to exercise his options after the termination of his or her employment under the provisions of the Executive’s stock option agreements.

For purposes of this paragraph 3, the term “average annual compensation” shall mean the average rate of annual salary payable to the Executive for the calendar year in which the Executive’s employment terminates and for the two immediately preceding calendar years, plus the average annual bonus or incentive payments awarded to the Executive for the same three calendar years; provided, that if bonus or incentive compensation awards have not been determined for the calendar year in which the Executive’s employment terminates prior to the date of such termination, such average shall be determined using the bonuses or incentive payments awarded to the Executive for the three calendar years immediately preceding the year in which the Executive’s employment terminates; and provided further, that if the Executive has not been employed by the Company for two full calendar years preceding the year in which the Executive’s employment terminates, “average annual compensation” shall be based on the Executive’s average annual rate of salary plus the average annual bonus or incentive payments determined as described above, for the entire period of the Executive’s employment. The Executive’s average annual compensation shall be determined prior to any reduction for deferred compensation, “401(k)” plan contributions, and similar items, and any reduction in the Executive’s rate of salary occurring within 24 months after a change in control shall be disregarded.  In addition, the insurance coverage provided under this paragraph shall be governed by the insurance coverage provided to such the Executive immediately prior to any reduction in such coverage occurring within 24 months after any change in control.

4.                                       No Funding of Severance Pay.  Nothing herein contained shall require or be deemed to require the Company or a subsidiary to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments required to be made hereunder, and the rights of the terminating Executive to severance pay hereunder shall be solely those of a general, unsecured creditor of the Company.

5.                                       Death.  In the event of the Executive’s death, any amount or benefit payable or distributable to the Executive pursuant to paragraph 3(a), 3(b) and 3(c) shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument, if any, received by the Boards of Directors of the Company prior to the Executive’s death, or, if no beneficiary has been designated, to the Executive’s estate.

6.             Rights in the Event of Dispute.  If a claim or dispute arises concerning the rights of the Executive or a beneficiary to benefits under this Agreement, regardless of the party by whom such claim or dispute is initiated, the prevailing party in such dispute shall be entitled to recover its legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys incurred in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, that:

(a)                                  the prevailing party obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise; and provided further, that

(b)                                 in the case of any claim or dispute initiated by the Executive, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Agreement, to the Board of Directors of the Company within one year after the occurrence of the event giving rise to such claim or dispute.

7.                                       Amendment.  This Agreement may not be amended or modified except by a written instrument signed by both parties as of a date contemporaneous herewith or subsequent hereto.

8.                                       No Obligation to Mitigate Damages.  In the event the Executive becomes eligible to receive benefits hereunder the Executive shall have no obligation to seek other employment in an effort to mitigate damages.  To the extent the Executive shall accept other employment after the termination of his or her employment, the compensation and benefits received from such employment shall not reduce any compensation and benefits due under this Agreement, except as provided in paragraph 3(b).

9.                                       Other Benefits.  The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that the Executive or the Executive’s beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or by any of its subsidiaries.

10.                                 Successors.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to the Executive) shall entitle the Executive to terminate his or her employment and to receive the payments provided for in paragraph 3 above; provided that Executive has given notice of such failure to the Company after such effectiveness and such agreement is not so assumed within ten (10) days after the Company’s receipt of such notice.  As used in this Agreement, “Company” shall mean the Company, as presently constituted, and any successor to its business and/or assets which executes and delivers the agreement provided for in this paragraph 10 or which otherwise becomes bound by all the terms and provisions of this Agreement as a matter of law.

(b)                                 The Executive’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

11.                                 Notices.  Any notices referred to herein shall be in writing and shall be sufficient if delivered in person or sent by U.S. registered or certified mail to the Executive at his or her address on file with the Company (or to such other address as the Executive shall specify by notice), or to the Company at 730 Second Avenue South, Suite 1200, Minneapolis, Minnesota 55402 Attn: Chief Executive Officer.

12.                                 Waiver.  Any waiver of any breach of any of the provisions of this Agreement shall not operate as a waiver of any other breach of such provisions or any other provisions, nor shall any failure to enforce any provision of this Agreement operate as a waiver of any party’s right to enforce such provision or any other provision.

13.                                 Severability.  If any provision of this Agreement or the application thereof is held invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

14.                                 Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota, except to the extent superseded by applicable federal law.

15.                                 Headings.  The headings and paragraph designations of this Agreement are included solely for convenience of reference and shall in no event be construed to affect or modify any provisions of this Agreement.

16.                                 Gender and Number.  In this Agreement where the context admits, words in any gender shall include the other genders, words in the plural shall include the singular, and words in the singular shall include the plural.

The parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	ADVANCED TELECOMMUNICATIONS, INC.

	By	/s/ Richard A. Smith
Richard A. Smith
Chief Financial Officer

EXECUTIVE:

/s/ David A. Kunde
David A. Kunde